PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

RESTRICTED STOCK UNIT AWARD NOTICE

Participant:	[ ]
Type of Award:	Restricted Stock Units
Number of Restricted Stock Units:	[ ]
Date of Grant:

This Award Notice serves to notify you that the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), an award (the “Award”) of Restricted Stock Units (the “Units”), on the terms and conditions set forth in the attached Restricted Stock Unit Award Agreement and the Plan, covering the number of shares of the Company’s $.01 par value common stock (the “Common Stock”) equal to the Number of Restricted Stock Units set forth above.

PAYCHEX, INC.

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

RESTRICTED STOCK UNIT AWARD AGREEMENT

1.
Grant of Restricted Stock Units. This Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of the award (the “Award”) of Restricted Stock Units (the “Units”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement, and not otherwise defined herein, are defined in the Plan.
2.
Restriction and Vesting.
(a)
Subject to the terms set forth in this Award Agreement and the Plan, unless earlier vested under or otherwise subject to Section 2(b) of this Award Agreement, provided you are still an employee of the Company at that time, the Units will vest pro rata with respect to 25 percent of the Number of Restricted Stock Units on the first, second, third and fourth anniversaries of the Date of Grant, with any fractional Unit resulting from such pro-ration vesting on the fourth anniversary of the Date of Grant as set forth on your Award Notice (each, a “Vesting Date”).
(b)
Except in the event of your death or Disability or your Retirement (as defined below) on or after the one-year anniversary of the Date of Grant, if your employment terminates before a Vesting Date for any reason, then the unvested portion of the Award shall be forfeited and cancelled immediately. If your employment terminates due to death or Disability, your Award shall immediately become 100% vested. If your employment terminates due to Retirement on or after the one-year anniversary of the Date of Grant, the unvested portion of the Award that would otherwise vest during the two-year period following your Retirement, if any, shall remain outstanding and continue to vest in accordance with the terms of this Award Agreement on its scheduled Vesting Date, and the remaining unvested portion of the Award shall be forfeited and cancelled as of your last day worked. Notwithstanding the terms of the Plan, for purposes of this Award Agreement the term “Retirement” means retirement from the Company at age 60 or later with ten or more years of employment (full-time or part-time) with the Company.
3.
Nature of Units. The Units represent book-keeping entries only and constitute the Company’s unfunded and unsecured promise to issue Shares to you on a future date. As a holder of Units, you have no rights other than the rights of a general creditor of the Company.
4.
Issuance of Shares. If your employment terminates due to death or Disability, the Company will issue a certificate or certificates representing the Shares underlying the Award that have vested as promptly as practicable following the date of your termination of employment due to death or Disability, but no later than 90 days following such date. Otherwise, the Company shall, when the conditions to vesting specified in Section 2 of this Award Agreement are satisfied, issue a certificate or certificates representing the Shares underlying the Award that have vested as promptly as practicable following each Vesting Date, but no later than 90 days following such Vesting Date.
5.
Rights as a Stockholder. Prior to the issuance of Shares to you pursuant to Section 4, you will not have any of the rights of a stockholder with respect to the Shares to be issued on vesting of the Units, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such Shares from time to time and the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the Company.
6.
Restrictions on Transfer of Units. Units may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution. The Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
7.
Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the Shares covered by the Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or the issuance of certificate(s) for Shares hereunder, such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
8.
Withholding. The vesting of the Award is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such vesting. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (iii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Unless you make arrangements prior to vesting to pay withholdings taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting, the Company shall have the right to retain the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.

9.
Limitation of Rights. Neither the Plan, the granting of the Award, the Award Notice nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
10.
Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct. In consideration for the Award, you agree that during your employment and for a period of twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any activity that is competitive to the business of the Company and would involve, or is likely to involve, the use or disclosure of Paychex’s Trade Secrets (as defined below) within the geographic and substantive area or areas of responsibility assigned to the you during the last twenty-four (24) months of employment. In addition, you agree that for a period of eighteen (18) months following the termination of employment for any reason, you will not directly or indirectly, solicit Company clients, prospects or referral resources, including but not limited to accountants, banks, and consultants, with which you had substantial personal involvement during your employment; nor will you recruit or hire, or attempt to recruit or hire, any other employee of Company or its affiliates, or induce or attempt to induce any employee of Company to terminate employment with Company. You also agree and acknowledge that during the course of your employment with the Company, you will obtain, have access and be privy to nonpublic, confidential, and proprietary information important to the Company’s business solely as a result of your employment with the Company, including but not limited to, sales and marketing strategies, price lists, client lists, client confidential information, referral sources, and goodwill (“Trade Secrets”). You hereby recognize and agree that Paychex’s Trade Secrets are confidential, proprietary and highly valued protectable interests. You agree that during and after employment, you shall not divulge or make use of any Trade Secrets, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company. This Agreement does not, however, limit your ability to communicate with any federal governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any federal governmental agency, including providing documents or other information, without notice to the Company. You further agree that you will not, during your employment, engage in conduct which is detrimental to the Company, including violation of the Company’s Code of Business Ethics and Conduct, criminal conduct, fraud, or willful misconduct. These covenants are not intended to, and do not, limit in any way the rights and remedies provided to the Company under the Plan, other agreements with you, or under common or statutory law. If on the Date of Grant, you primarily work from a US state in which any of the terms of the non-competition or non-solicitation restrictions set forth in this Section 10 are deemed to be illegal or invalid, then such terms are hereby deemed void to the extent required by such applicable state law and shall not be considered part of this Award Agreement so long as you primarily work in any such state, but the remaining terms set forth in this Section 10 which are not deemed illegal or invalid shall continue to apply.
11.
Repayment of Financial Gain.
(a)
If you fail to comply with Section 10 of this Award Agreement, the Company may cancel any unvested portion of this Award and recover from you the total number or vesting date value of Shares whose vesting date occurred pursuant to this Award during the 24-month period preceding your breach of any covenant in Section 10 of this Award Agreement. The total number or value of the vested Shares shall include the amount of any dividends paid to you during the 24-month period specified above and shall not be reduced for the payment of applicable taxes or other amounts.
(b)
If you fail to comply with Section 10 of this Award Agreement, upon demand by the Company, you will repay the Company in accordance with the terms of Section 11(a), and the Company shall be entitled to offset the amount of any such repayment obligation against any amount owed to you by the Company. The remedies set forth in this Section are in addition to any other remedies the Company may have, at law or equity, for your violation of the terms of this Award Agreement.
12.
Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
13.
Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
14.
Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
15.
Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions. All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.
16.
Section 409A. The Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and the Plan and this Award Agreement shall be interpreted and administered consistent with such intention. References to “termination of employment,” “Retirement” and similar terms used in this Award Agreement mean, to the extent necessary to comply with Section 409A, the date that you incur a “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Award Agreement to the contrary, if at the time of your separation from service, you are a “specified employee” for purposes of Section 409A, and payment under this Award Agreement as a result of such separation from service is required by Section 409A to be delayed by six months, then the Company shall make such payment on the day following the six-month anniversary of your separation from service to the extent required to comply with Section 409A. The Company’s right to offset pursuant to Section 11(b) of this Award Agreement is limited to the extent that and until the application of an offset at a given time would not result in a violation of Section 409A.

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